CMA TAX EXEMPT FUND

FILE # 811-3111

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/27/01	CA Revenue Bonds 3.75% 06/28/02	$248,000,000.	$5,700,000,000.	Lehman Brothers
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